EXHIBIT 99

UNION PACIFIC PROVIDES EARNINGS OUTLOOK

FOR IMMEDIATE RELEASE:

OMAHA, Neb., June 9, 2004 – Union Pacific Corporation (NYSE: UNP) today announced that second quarter earnings for 2004 are expected to be in the approximate range of $0.60 to $0.65 per diluted share. This compares to $1.05 per diluted share from continuing operations in the second quarter of 2003 and $0.63 per diluted share in the first quarter of this year.

Operational inefficiencies have continued to keep expenses high, while at the same time limiting our ability to take full advantage of market demand. Second quarter commodity revenue is expected to grow by approximately 5 percent, to record levels. Operating expenses in the second quarter continue to reflect the higher costs associated with running a less efficient network, as well as the costs of addressing our service issues. These include costs in areas such as hiring and training, crew expenses, fuel consumption and equipment costs. In addition, expenses have been affected by record diesel fuel prices, which are expected to average approximately $1.15 per gallon in the second quarter, a year-over-year increase of over 30%, or $0.27 per gallon. Although the Corporation has offset a portion of the increased fuel expense through its fuel surcharge program, the second quarter operating margin is expected to be approximately 12 percent.

“At our first quarter earnings release in April, we advised investors to watch our network velocity, the price of fuel and our business volumes as the three key performance drivers for the second quarter and beyond,” said Dick Davidson, chairman and chief executive officer. “Although velocity has stabilized over the last few weeks, we have not yet seen the improvement necessary to reduce costs or drive stronger revenue growth. In addition, diesel fuel prices have continued to rise. While we have continued to make progress improving our fuel price recovery through our surcharge programs, there is a lag in the timing of that recovery mechanism.”

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As reported to the Association of American Railroads (AAR), Union Pacific’s average network velocity for April and May was 21.2 MPH. This was roughly 11 percent below the second quarter of 2003 and 3 percent below the first quarter of this year. For the first week of June, our system train speed increased to 21.8 MPH.

The average AAR-reported terminal dwell time for April and May was 35.4 hours. This was approximately 18 percent unfavorable compared to the second quarter of 2003 and 2 percent worse than this year’s first quarter. Dwell time for the first week of June averaged 33.8 hours.

“Although the return to network fluidity continues to be a slow process, we are confident we have the right initiatives underway to improve operations and restore our service quality,” Davidson said. “We are graduating new trainmen into service at a steady pace. Through the first six months of 2004, we expect to graduate over 2,000 conductors, with another 1,400 expected to graduate in the third quarter. We are also bringing additional locomotives onto the network almost daily, through a combination of both short- and long-term lease acquisitions. This includes the accelerated delivery of an additional 125 new locomotives, originally scheduled for delivery in 2005, to the second half of 2004.

“The timing of the service recovery is still difficult to predict, but we remain absolutely focused on putting these issues behind us so that we can take better advantage of our franchise strength and the unprecedented demand for rail service expected in the years ahead.”

The Corporation will report and discuss its second quarter earnings at 8:45 AM ET on Thursday, July 22, 2004 via a teleconference and webcast. Details regarding the second quarter earnings release will be provided in the coming weeks.

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Union Pacific Corporation owns one of America’s leading transportation companies. Its principal operating company, Union Pacific Railroad, is the largest railroad in North America, covering 23 states across the western two-thirds of the United States. A strong focus on quality and a strategically advantageous route structure enable the company to serve customers in critical and fast growing markets. It is a leading carrier of low-sulfur coal used in electrical power generation and has broad coverage of the large chemical-producing areas along the Gulf Coast. With competitive long-haul routes between all major West Coast ports and eastern gateways, and as the only railroad to serve all six major gateways to Mexico, Union Pacific has the premier rail franchise in North America.

Additional information regarding the Corporation is available at our Web site: www.up.com. Contact for investors is Jennifer Hamann at 402-271-4227. Contact for media is John Bromley at 402-271-3475.

This press release contains statements about the Corporation’s future that are not statements of historical fact and are considered forward-looking statements within the meaning of the federal securities laws, including statements regarding the improvement of operations and service, revenue growth and fuel surcharges. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements due to, among other factors, the effectiveness of steps taken to improve revenue growth, operations and service, including the hiring and training of trainmen and the acquisition of additional locomotives, and increasing or continuing high fuel prices and the Corporation’s ability to recover some of these additional costs through fuel surcharges. More detailed information about risk factors applicable to the Corporation and its operations is contained in the Corporation’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements were made. The Corporation assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Corporation does update one or more forward-looking statements, no inference should be drawn that the Corporation will make additional updates with respect thereto or with respect to other forward-looking statements.

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